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                                                                    Exhibit 99.2

                                    Form of
                                   Agreement
                                   To Amend
                             Employment Agreement

     THIS AGREEMENT (the "Agreement"), made and entered into as of June 10, 1999 (the "Effective Date") by and among Capital Re Corporation, a Delaware corporation (the "Company"), ACE Limited, a holding company incorporated with limited liability under the Cayman Islands Company Law ("ACE"), and _______ (the "Executive");

                               WITNESSETH THAT:

     WHEREAS, the Executive is currently employed by the Company, and the Company, and the Executive have entered into an employment agreement dated February 2, 1999 (the "Employment Agreement");

     WHEREAS, the Company, ACE, and CapRe Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of ACE, are concurrently entering into an agreement and plan of merger, dated the date hereof (the "Merger Agreement"); and

     WHEREAS, the parties hereto wish to agree to amend the Employment Agreement in accordance with the following terms, with such amendment to be contingent upon the closing of the Merger and to be effective upon the Closing Date, as such terms are defined in the Merger Agreement;

     NOW, THEREFORE, IT IS AGREED, by and among the parties hereto as follows, effective as of the Effective Date, that the Employment Agreement shall be amended, effective as of the Closing Date, to incorporate the following terms:

1. Section 2 of the Employment Agreement will be amended to provide that the initial term of the Employment Agreement will be extended to January 31, 2003 and each reference to a date in said section shall be increased by two years.

2. Section 3 of the Employment Agreement will be amended to provide that the Executive shall serve as ______ or in a comparable position based on responsibility, compensation, duties and authority, as determined by ACE and the Company.

3. Subsection 5(a) of the Employment Agreement will be amended to the extent necessary to clarify that a bonus will be payable to the Executive in accordance with the 1999 Capital Re Bonus Plan, based on targets for the period June 30, 1999 through December 31, 1999, and based on six months of Base Salary Earnings.

4. Subsection 5(b) of the Employment Agreement will be amended to provide that, in addition to the Retention Bonuses payable under that subsection (which payments include $250,000 on January 1, 2000 and $225,000 on January 31, 2001), and to delete clauses (a) and (b). Executive will receive additional payments of $200,000 on January 1, 2002 and $200,000 on January 1, 2003; provided,
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     however, that each such additional payment is contingent upon the
     Executive's continued employment with the Company on the date designated for payment.

5. Subsection 5(f) of the Employment Agreement will be amended to provide the following:

     (a) The Executive will be granted the option to purchase 50,000 shares of common stock of ACE on the Closing Date such options exercisable at the market price of an ACE share in effect at the close of trading on the Closing Date (the "Grant Date"); provided, however, that if the average of the closing prices for ACE shares for the five trading days immediately prior to the Grant Date (the "Grant Date Price") is higher than the average of the closing prices for ACE shares for the five trading days immediately prior to June 10, 1999 (the "Execution Date Price"), then the Executive shall also be awarded shares of ACE restricted stock; the number of which shall be determined by (i) multiplying by 50,000 the difference between the Grant Date Price and the Execution Date Price, and (ii) dividing that product by the Grant Date Price. The foreging award of opinion and restricted stock shall vest ratably over three years, and shall be subject to the terms and conditions of the ACE 1995 Long-Term Incentive Plan or the ACE 1998 Long-Term Incentive Plan ("ACE's Long Term Incentive Plans"), as designated by ACE; and

    (b) The Executive will be granted 20,000 restricted shares of common stock of ACE on the Closing Date. Such award of restricted stock shall vest ratably over three years, and shall be subject to the terms and conditions of ACE's Long Term Incentive Plans, as designated by ACE; and

     (c) The Executive shall be eligible to receive future awards under ACE's Long Term Incentive Plans in accordance with ACE's usual practice for similarly-situated executives, including for ACE's 1999 fiscal year if the Merger is completed prior to ACE's 1999 fiscal year.

6. Section 10 of the Employment Agreement will be amended, to the extent necessary, to clarify that ACE and its business are included within the protections relating to non-competition and non-solicitation.

7. Section 11 of the Employment Agreement will be amended, to the extent necessary, to clarify that the Company, as the Surviving Corporation under the Merger Agreement, continues to be party to the Employment Agreement, and that the Merger does not result in a breach of the Employment Agreement.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the
Effective Date.

                              ACE LIMITED


                              By: _____________________________


                              CAPITAL RE CORPORATION


                              By: _____________________________


                              __________________________________
                                         Executive